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Exhibit 10.13

SUBLEASE

    THIS SUBLEASE ("Sublease") is made and entered into this 5th day of February, 1999, by and between ICOS CORPORATION, a Delaware corporation ("Sublandlord"), and SEATTLE GENETICS, INC., a Delaware corporation ("Subtenant"). The parties desire that Sublandlord sublease to Subtenant and Subtenant sublease from Sublandlord the Premises defined below, on the terms and conditions contained in this Sublease. Sublandlord and Subtenant agree as follows:

    1.  Master Lease.

    Sublandlord is the tenant under a written Lease Agreement (the "Master Lease") dated as of January 7, 1999 between CarrAmerica Realty Corporation as Landlord and Sublandlord as Tenant, for that certain building located at 22215 26th Avenue SE, Bothell, Washington (the "Building"). A copy of the Master Lease is attached to this Sublease as Exhibit A.

    2.  Sublease of Premises.

    Sublandlord subleases to Subtenant, and Subtenant subleases from Sublandlord, on the terms and conditions set forth in this Sublease, those portions of Floors 1 and 2 of the Building shown on the floor plans attached to this Sublease as Exhibit B (the "Premises"), comprising approximately 5,000 square feet of office space and 10,000 square feet of laboratory, warehouse and technical space.

    3.  Acceptance of Premises.

    Subtenant acknowledges that it has inspected the Premises to its satisfaction, and that it accepts the Premises in "as-is" condition. Sublandlord makes no representations concerning the condition of the Premises or the suitability of the Premises for Subtenant's intended use. Subtenant acknowledges that Sublandlord has no obligation to alter, remodel, improve, repair or decorate any part of the Premises. Subtenant's taking possession of the Premises shall be conclusive evidence that the Premises was in good order, repair and condition on the Commencement Date.

    4.  Security Deposit.

    Subtenant shall deposit with Sublandlord on the date of this Sublease the sum of $27,500 as security for performance of all of its obligations under this Sublease. If Subtenant defaults under this Sublease, Sublandlord may use any part of the Security Deposit to make any defaulted payment, to pay for Sublandlord's cure of any defaulted obligation, or to compensate Sublandlord for any loss or damage resulting from any default. To the extent any portion of the deposit is used, Subtenant shall within five (5) days after demand from Sublandlord restore the deposit to its full amount. Sublandlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Subtenant on the deposit amount. If Subtenant shall perform all of its obligations under this Sublease and return the Premises to Sublandlord at the end of the Term, Sublandlord shall return all of the remaining Security Deposit to Subtenant within thirty (30) days after the end of the Term. The Security Deposit shall not serve as an advance payment of Rent or a measure of Sublandlord's damages for any default under this Sublease.

    If Sublandlord transfers its interest in the Premises or this Sublease, Sublandlord may transfer the Security deposit to its transferee. If the transferee assumes and agrees to perform Sublandlord's obligations with respect to the Security Deposit, then Sublandlord shall have no further obligation to return the Security Deposit to Subtenant, and Subtenant's right to the return of the Security Deposit shall apply solely against Sublandlord's transferee.

    5.  Term.

            5.1  Initial Term.

    The term of this Sublease shall be thirty-six (36) months, commencing January 7, 1999 (the "Commencement Date") and expiring January 30, 2002, unless the term is earlier terminated in accordance with the provisions of this Sublease. The initial term of this Sublease, as it may be extended by any Extended Term, is referred to from time to time as the "Term."

            5.2  Extension Options.

    Subtenant shall have two (2) options to extend the term of this Sublease for successive extension terms (each an "Extension Term") of twelve (12) months each. Each option to extend the Term shall be exercised by written notice given to Sublandlord no later than twelve (12) months prior to the end of the Term or the first Extension Term, as the case may be; provided, however, that no notice of an exercise of an option to extend the Term shall be effective unless (1) Subtenant has exercised any previous option to the extend the Term, (2) Subtenant has not sublet any portion of the Premises or assigned all or any portion of this Sublease, and (3) at the time of (i) Subtenant's exercise of the option Subtenant is not in default of any of its obligations under this Sublease, and (ii) the day prior to the commencement of the Extension Term Subtenant is not in default of any of its obligations under Sections 16.1.1, 16.1.3, 16.1.4 or 16.1.5 of this Sublease or in material default of any obligation under Section 16.1.2 of this Sublease; and provided further that, notwithstanding anything to the contrary in this Sublease, if Subtenant validly exercises its right to the second Extension Term, that Extension Term shall expire on the first anniversary of the commencement of the Second Extension Term, or January 30, 2004, whichever occurs first. Each Extension Term shall be on the same terms and conditions as are set forth in this Sublease except that Base Rent during each of the first and second Extension Terms shall be $23.92 per square foot of the Premises.

    6.  Rent.

            6.1  Base Rent.

    Subtenant shall pay to Sublandlord each month as Base Rent, without deduction, setoff, notice, or demand, at 22021 20th Avenue S.E., Bothell, WA 98021 or at such other place as Sublandlord shall designate from time to time by notice to Subtenant, Base Rent as specified in this Section 6.1, in advance, on the Commencement Date and thereafter on the first day of each month of the Term. If the Term commences on a day other than the first or last day of a month, then Base Rent for the partial month shall be prorated on a per diem basis, based on the actual number of days in the month. Base Rent shall be $27,500 per month, based on a rental rate of $22.00 per square foot of the Premises.

            6.2  Adjustments for Operating Cost Rent.

                6.2.1  Generally.

    Subtenant acknowledges that the Master Lease requires Sublandlord to pay to Landlord the expenses of operating the Building, referred to in the Master Lease as "Operating Cost Share Rent," and taxes for the Project (as that term is defined in the Master Lease) referred to in the Master Lease as "Tax Share Rent". Operating Cost Share Rent and Tax Share Rent as defined in the Master Lease are referred to collectively in this Sublease as "Operating Costs Rent". Subtenant shall pay to Sublandlord Subtenant's Share (as described in this Section 6.2) of Operating Costs Rent as and when due under the Master Lease. If the Master Lease provides for the payment by Sublandlord of Operating Costs Rent on the basis of an estimate, then as and when adjustments of the amount of the payments of estimated Operating Costs Rent or adjustments between estimated and actual Operating Costs Rent are made under the Master Lease, the obligations of Sublandlord and Subtenant hereunder shall be adjusted in a like manner. Sublandlord shall provide written notice of those adjustments to

Subtenant, describing them in reasonable detail. If any such adjustment shall occur after the expiration or earlier termination of the Term, then the obligations of Subtenant under this Section 6.2.1 shall survive such expiration or termination, notwithstanding any contrary provision of this Sublease.

                6.2.2  Subtenant's Share.

    "Subtenant's Share" of Operating Costs Rent shall be a fraction, the numerator of which is the number of square feet in the Premises and the denominator of which is the total number of square feet in the Building as determined pursuant to the Master Lease.

            6.3  Building Costs Kent for Sublandlord's Services.

    To the extent not included in Operating Costs Rent, Subtenant shall also pay to Sublandlord as Building Costs Rent Subtenant's fair share (as determined by Sublandlord in the exercise of its reasonable discretion) of the reasonable expenses, costs and disbursements paid or incurred by Sublandlord in connection its management, maintenance, operation, and repair of the Building and of the personal property, fixtures, equipment, systems and apparatus used by Sublandlord in connection therewith, including the cost of providing those services to be furnished by Sublandlord under this Sublease as described on Exhibit C. Subtenant shall pay Building Costs Rent within thirty (30) days after notice from Sublandlord of the amount due given from time to time. If Sublandlord chooses to estimate Building Costs Rent on an annual basis, then Subtenant shall pay monthly on the first day of each month of the Term one-twelfth (1/12) of the annual estimated Building Costs Rent. Upon reconciliation of the actual Building Costs Rent from time to time, Sublandlord shall give notice to Subtenant of any difference between the estimated Building Costs Rent paid by Subtenant: for the relevant period and the actual Building Costs Rent, and any deficiency shall be paid by Subtenant within thirty (30) days after notice from Sublandlord of the amount due. If Subtenant shall have paid any amount in excess of the actual Building Costs Rent, then the excess shall be applied by Sublandlord to Building Costs Rent next falling due.

            6.4  Rent.

    All sums to be paid by Subtenant under the terms of this Sublease, including without limitation Base Rent, Subtenant's Share of Operating Costs Rent and Building Costs Rent, and including any and all other costs, expenses, liabilities and amounts that Subtenant is required to pay under this Sublease, shall be deemed to be Rent under this Sublease. All Rent shall be paid on the dates specified in this Sublease without notice, demand, deduction or offset.

    7.  Use of Premises

    The Premises shall be used and occupied only for general office, laboratory and research purposes, and for no other use or purpose whatsoever.

    8.  Subtenant's Maintenance; Condition on Surrender.

    Throughout the Term, Subtenant shall maintain the Premises in good condition, loss or damage caused by the elements, ordinary wear and tear, and fire and other casualty excepted. At the termination of this Sublease, or of Subtenant's right to possession, Subtenant shall surrender the Premises to Sublandlord in good, broom-clean condition. To the extent Subtenant fails to perform either obligation, Sublandlord may do so (but shall not be obligated to do so), and Subtenant shall reimburse to Sublandlord promptly upon demand the cost thereof.

    9.  Alterations and Repairs.

            9.1  Sublandlord's Consent and Conditions.

    Subtenant shall not make any improvements or alterations to the Premises (the "Work") without in each instance submitting plans and specifications for the Work to Sublandlord and obtaining

Sublandlord's prior written consent, which Sublandlord may withhold, condition or delay in its sole and absolute discretion. To the extent permitted in the Master Lease, and subject to Landlord's Rules and Regulations, Subtenant shall be permitted to install normal picture hanging devices in the walls.

    Subtenant shall pay for the cost of all Work. All Work shall become the property of Sublandlord upon its installation, except for Subtenant's trade fixtures and except for items that Sublandlord requires Subtenant to remove at Subtenant's cost at the termination of the Sublease. All Work shall be performed in accordance with the requirements of the Master Lease.

            9.2  No Liens.

    Subtenant has no authority to cause or permit any lien or encumbrance of any kind to affect the Building or the Premises. If any construction lien shall be filed or claim of lien made for work or materials furnished to Subtenant, then Subtenant shall discharge the lien or claim at its expense within ten (10) days thereafter. Recording a bond the effect of which is to remove the lien or claim of lien from the real estate, Building and Premises shall be deemed to discharge the lien. If Subtenant does not do so, then Sublandlord may discharge the lien or claim, and the amount paid, as well as attorney's fees and other expenses incurred by Sublandlord, shall become Rent payable by Subtenant on demand.

    10.  Assignment and Subletting.

    Subtenant shall not assign this Sublease or further sublet all or any part of the Premises without the prior written consent of Sublandlord and Landlord, each of which shall have the right to withhold, condition or deny that consent in its sole and absolute discretion.

    11.  Compliance With Master Lease.

    Subtenant assumes and agrees to perform Sublandlord's obligations under the Master Lease during the Term to the extent applicable to the Premises, except that the obligation to pay Rent to the Landlord Under the Master Lease shall be considered performed by Subtenant to the extent rent is paid to Sublandlord in accordance with Section 6 of this Sublease. Subtenant shall comply with Landlord's rules and regulations for the Project. Subtenant shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Subtenant shall not do or permit anything to be done by its officers, employees, contractors or agents that would cause there to exist a default in an obligation of Sublandlord under the Master Lease. Subtenant shall indemnify and hold Sublandlord harmless from and against all claims of any kind whatsoever by reason of any breach or default under the Master Lease to the extent caused by Subtenant.

    12.  Parking.

    Subtenant shall have the right to use up to 32 parking spaces in the parking area associated with the Building in common with other occupants of the Building.

    13.  Insurance.

    Subtenant shall, at its own expense, keep and maintain in full force and effect during the term of this Sublease, including any Extension Terms, all insurance coverages with respect to the Premises and Subtenant's activities and improvements thereon, and with the same limits of coverage, as are required of Sublandlord under the Master Lease. Subtenant shall furnish to Sublandlord, promptly upon execution of this Sublease and thereafter from time to time upon request, a certificate evidencing the insurance maintained by Subtenant pursuant to this Section 13.

    14.  Indemnifications

    Subtenant shall indemnify, defend and hold harmless Sublandlord and its officers, directors, employees and agents against any claim by any third party for injury to any person, or damage to or loss of any property, occurring in the Premises or arising out of the use of the Premises, or from any other act or omission or negligence of Subtenant or any of Subtenant's employees, contractors or agents. Subtenant's obligations under this section shall survive the termination of this Sublease. Subtenant agrees that the foregoing indemnity specifically covers actions brought by its own employees.

    SUBTENANT HEREBY WAIVES ITS IMMUNITY WITH RESPECT TO SUBLANDLORD UNDER THE INDUSTRIAL INSURANCE ACT (RCW TITLE 51) AND/OR THE LONGSHOREMAN'S AND HARBORWORKER'S ACT AND/OR ANY EQUIVALENT ACTS AND SUBTENANT EXPRESSLY AGREES TO ASSUME POTENTIAL LIABILITY FOR ACTIONS BROUGHT AGAINST SUBLANDLORD BY SUBTENANT'S EMPLOYEES. THIS WAIVER HAS BEEN SPECIFICALLY NEGOTIATED BY THE PARTIES TO THIS SUBLEASE AND SUBTENANT HAS HAD THE OPPORTUNITY TO, AND HAS BEEN ENCOURAGED, TO CONSULT WITH INDEPENDENT COUNSEL REGARDING THIS WAIVER.

    SUBLANDLORD HEREBY WAIVES ITS IMMUNITY WITH RESPECT TO SUBTENANT UNDER THE INDUSTRIAL INSURANCE ACT (RCW TITLE 51) AND/OR THE LONGSHOREMAN'S AND HARBORWORKER'S ACT AND/OS ANY EQUIVALENT ACTS AND SUBLANDLORD) EXPRESSLY AGREES TO ASSUME POTENTIAL LIABILITY FOR ACTIONS BROUGHT AGAINST SUBTENANT BY SUBLANDLORD'S EMPLOYEES. THIS WAIVER HAS BEEN SPECIFICALLY NEGOTIATED BY THE PARTIES TO THIS SUBLEASE AND SUBLANDLORD HAS HAD THE OPPORTUNITY TO, AND HAS BEEN SUBLEASE ENCOURAGED, TO CONSULT WITH INDEPENDENT COUNSEL REGARDING THIS WAIVER.

    15.  Mutual Release.

    Neither Sublandlord nor Subtenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or tangible personal property of the other or of any third party occurring in or about the Premises or Building, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees, if such loss or damage would fall within the scope of a fire and extended coverage (all risk) policy of insurance, whether or not the party suffering the loss actually maintained such insurance. Each party shall obtain from its respective insurer under each insurance policy it maintains a waiver of all rights of subrogation that the insurer of one party may have against the other party, and Sublandlord and Subtenant shall each indemnify the other against any loss or expense, including reasonable attorneys' fees, resulting from the failure to obtain such a waiver.

    16.  Defaults.

            16.1  Default by Subtenant.

    Time is of the essence with respect to each of the provisions of this Sublease. Any of the following shall constitute a default by Subtenant:

                16.1.1  Rent Default.

    Subtenant fails to pay any Rent within three (3) days of written notice that payment has not been received;

                16.1.2  Other Performance Default.

    Subtenant fails to perform any other obligation to Sublandlord under this Sublease, and this failure continues for: fifteen (15) days after written notice from Sublandlord, except that if Subtenant begins to cure its failure within the fifteen (15) day period but cannot reasonably complete its cure within such period, then Subtenant shall not be in default so long as Subtenant continues to diligently cure its failure;

                16.1.3  Credit Default.

    One of the following credit defaults occurs:

      (1) Subtenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for Subtenant or for any substantial part of its property, or any such proceeding is commenced against Subtenant and either remains undismissed for a period of ninety days or results in the entry of an order for relief against Subtenant that is not fully stayed within fifteen days after entry;

      (2) Subtenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

      (3) Any third party obtains a levy or attachment under process of law against Subtenant's leasehold interest.

                16.1.4  Abandonment Default.

    Subtenant abandons the Premises.

                16.1.5  Default of Other Obligation to Sublandlord.

    Subtenant defaults in any other obligation that it may have to Sublandlord under any other written agreement with respect to the use or maintenance of, or the delivery of services to, the Premises.

            16.2  Sublandlord's Remedies.

                16.2.1  Termination of Sublease or Possession.

    If Subtenant defaults, then Sublandlord may elect by notice to Subtenant either to terminate this Sublease or to terminate Subtenant's possession of the Premises without terminating this Sublease. In either case, Subtenant shall immediately vacate the Premises and deliver possession to Sublandlord, and Sublandlord may repossess the Premises and may, at Subtenant's sole cost, remove any of Subtenant's signs and any of its other property, without relinquishing its right to receive Rent or any other right against Subtenant.

                16.2.2  Sublease Termination Damages.

    If Sublandlord terminates this Sublease, then Subtenant shall pay to Sublandlord all Rent due on or before the date of termination, plus Sublandlord's reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the expiration of the Term stated in this Sublease, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reletting expenses and market concessions, both discounted to present value at the rate of seven and one-half percent (7 1/2%) per annum. If Sublandlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Subtenant or formally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reletting and any reletting expenses or concessions) shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

                16.2.3  Possession Termination Damages.

    If Sublandlord terminates Subtenant's right to possession without terminating the Sublease and Sublandlord takes possession of the Premises itself, Sublandlord may relet any part of the Premises for such Rent, for such time, and upon such terms, as Sublandlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Sublease, Subtenant shall pay such deficiency to Sublandlord monthly upon demand. Any excess proceeds shall be retained by Sublandlord.

                16.2.4  Sublandlord's Remedies Cumulative.

    All of Sublandlord's remedies under this Sublease shall be in addition to all other remedies Sublandlord may have at law or in equity. Waiver by Sublandlord of any breach of any obligation by Subtenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Sublandlord's acceptance of payment by Subtenant shall not constitute a waiver of any breach by Subtenant, and if the acceptance occurs after Sublandlord's notice to Subtenant, or termination of this Sublease or of Subtenant's right to possession, then acceptance shall not affect such notice or termination. Acceptance of payment by Sublandlord after commencement of a legal proceeding or formal judgment shall not affect such proceeding or judgment. Sublandlord may advance such monies and take such other actions for Subtenant's account as reasonably may be required to cure or mitigate any default by Subtenant. Subtenant shall immediately reimburse Sublandlord for any such advance, and such sums shall bear interest at the default interest rate until paid. Subtenant shall pay Sublandlord's reasonable attorneys' fees and other costs in enforcing this Sublease, whether or not suit is filed.

                16.2.5  Litigation Costs.

    Subtenant shall pay Sublandlord's reasonable attorneys' fees and other costs in enforcing this Sublease, whether or not suit is filed.

    17.  Costs and Attorneys' Fees.

    If by reason of any default by either party in the performance of any of the provisions of this Sublease it shall become necessary for the other party to employ an attorney in connection with litigation or arbitration, the prevailing party shall be reimbursed by the other party for all reasonable costs, expenses and reasonable pretrial, trial and appellate attorneys' fees expended or incurred by the party employing such attorney in connection therewith.

    18.  Right to Cure Defaults of Subtenant.

    If Subtenant shall be in default under this Sublease, then Sublandlord may (but shall not be obligated to) cure the same at Subtenant's expense. In any such case, Subtenant shall pay to Sublandlord on demand all reasonable and actual costs and expenses incurred by Sublandlord in curing such default, together with interest at a rate equal to the lesser of (i) the highest lawful rate that may be charged with respect thereto under the laws of the State of Washington or (ii) five percent (5%) over the prime rate of SeaFirst Bank as announced from time to time. No action taken by Sublandlord pursuant to this Section 18 shall constitute a waiver of Sublandlord's other rights and remedies under this Sublease.

    19.  Surrender.

    Upon the expiration or sooner termination of the Term, Subtenant shall promptly and peacefully surrender the Premises to Sublandlord in as good a condition as at the date of delivery of possession thereof except for conditions occasioned by reasonable wear and tear. Subtenant shall remove all of its movable property and trade fixtures that can be removed without unrepaired damage to the Premises at the termination of this Sublease and shall pay to Sublandlord any damages for injury to the Premises or the Building occasioned by such removal to the extent not reasonably repaired by Subtenant.

    20.  Damage or Destruction of Property.

    In the case of damage or destruction of the Premises or other portions of the Building, the provisions of the Master Lease shall control, so that if the Master Lease is terminated (or its term ends) as to the Premises, this Sublease shall also concurrently terminate, and if rental is abated under the Master Lease as to the Premises, it shall be similarly abated as to the same area for the same period of time under this Sublease.

    21.  Condemnation.

    In the event of a taking of the Premises or a portion of the Building by eminent domain that under the Master Lease would cause the Master Lease to terminate, then this Sublease shall terminate.

    22.  Sublandlord's Reserved Access.

    Sublandlord reserves the right of access to inspect the Premises, to perform its obligations, and to make repairs, alterations, additions or improvements to the Premises. Subtenant acknowledges that the rights of access reserved by Landlord under the Master Lease applies to the Premises. Sublandlord shall have the right to show the Premises to prospective tenants during the last twelve months of the Term.

    23.  Holdover.

    Subtenant shall have no right to holdover possession of the Premises after the expiration or termination of this Sublease without Sublandlord's prior written consent, which consent may be withheld in Sublandlord's sole and absolute discretion. If Subtenant retains possession of any part of the Premises after the Term with Sublandlord's consent, then Subtenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Sublease as might be applicable to such month-to-month tenancy, except that Subtenant shall pay all of Base Rent, Operating Cost Rent and Building Share Rent at 150% the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Subtenant remains in possession. No acceptance of Rent or other payments by Sublandlord under these holdover provisions shall operate as a waiver of Sublandlord's right to regain possession or any other of Sublandlord's remedies.

    24.  Integration.

    All prior understandings and agreements between the parties are merged within this Sublease, which alone fully and completely sets forth the understanding of the parties, and this Sublease may not be changed or terminated orally or in any manner, other than by agreement in writing signed by the party against whom enforcement of the change or termination is sought.

    25.  Binding on Successor and Assigns

    The covenants and agreements herein contained shall bind and inure to the benefit of Sublandlord, Subtenant and their respective successors and assigns, subject, however, to the restrictions stated in this Sublease pertaining to assignments and subletting.

    26.  No Waiver Implied.

    No waiver of any default hereunder shall be implied from any omission by either party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express written waiver and that only for the time and to the extent therein stated. One or more waivers of any breach of any covenant, term or condition of this Sublease shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by Sublandlord to or of any act by Subtenant requiring consent or approval shall not be deemed to waive or render unnecessary Sublandlord's consent or approval to or of any subsequent similar acts by Subtenant.

    27.  Exhibits.

    The following Exhibits attached to and described in this Sublease are incorporated herein by reference as if fully set forth herein:

  A.
  Master Lease

  B.
  Premises

  C.
  Sublandlord's Services

    28.  Applicable Law.

    This Sublease shall be construed and enforced in accordance with the laws of the State of Washington.

    29.  Subordination.

    This Sublease is and shall at all times be subject and subordinate to the Master Lease and to the rights of Landlord, and is and shall at all times be subject to any mortgage or deed of trust (collectively, "mortgage") now or hereafter affecting the Building or the Premises. If any lender requires that this Sublease be expressly subordinated to any mortgage, then Subtenant shall promptly execute and deliver such confirmation of this subordination as may reasonably be required.

    30.  Estoppel Certificates; Consents

    On either party's request, the other party shall provide an estoppel certificate relating to this Sublease on the same basis as is provided in the Master Lease.

    31.  Brokers.

    Sublandlord and Subtenant each warrant that they have dealt with no real estate broker in connection with this transaction. Each party agrees to indemnify and hold harmless the other party from and against any and all liability, costs, damages, causes of action or other proceedings instituted by any broker, agent or finder, licensed or otherwise, claiming through, under or by reason of the conduct of the indemnifying party in any manner whatsoever in connection with this transaction.

    32.  Notices.

    All notices required or permitted under this Sublease shall be in writing; shall be delivered personally or by a reputable express delivery service or sent by certified mail, return receipt requested, postage prepaid; shall be deemed given when so delivered or three (3) days after so mailed, irrespective of whether such notice or request is actually received by the addressee, and shall be sent to the parties at the following addresses:

If to Sublandlord:	ICOS Corporation 22021 20th Avenue SE Bothell, WA 98021-4406 Attn: Glen Bodman Facsimile No. (425) 481-8305
If to Subtenant:	SEATTLE GENETICS, INC. 22021 20th Avenue SE Bothell, WA 98021 Attn: President Facsimile No. (425) 489-4798

    Either party may change the address to which notices shall be sent by notice to the other party.

    33.  Miscellaneous

            33.1  Severability.

    The unenforceability of any provision of this Sublease shall not affect any other provision.

            33.2  Entire Agreement.

    This Sublease, together with all Exhibits, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party that are not contained in this Sublease.

            33.3  No Recording by Subtenant.

    Subtenant shall not record in any public records any portion of this Sublease.

            33.4  Survival.

    All obligations of Sublandlord and Subtenant under this Sublease shall survive the termination of this Sublease.

            33.5  Late Charge and Interest on Late Payments.

    If Subtenant fails to pay any installment of Rent or other charge to be paid by Subtenant pursuant to this Sublease within five (5) business days after the same becomes due and payable, then Subtenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such payment or $250. In addition, interest shall be paid by Subtenant to Sublandlord on any payments of Rent not paid within five (5) business days after the same becomes due and payable from the date due until paid at the rate provided in Section 18. Such late charge and interest shall constitute Rent.

    34.  Hazardous Substances.

    Except for those Hazardous Substances reasonably related to Subtenant's permitted business operations in the Premises, Subtenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Building or the Premises. Any and all such Hazardous Substances shall be produced, stored, used, discharged and disposed of in full compliance with all applicable laws, rules, regulations, and requirements of governmental authorities having jurisdiction. "Hazardous Substances" include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law relating to human health or the environment, and the regulations adopted under these laws. Subtenant hereby agrees that it will be fully liable for all costs and expenses related to its production, use, storage, discharge or disposal of Hazardous Substances on or about the Premises or the Building, including any cleanup costs, fines or penalties. Subtenant shall give Sublandlord immediate notice of any violation of the requirements of this Section 34, as well as copies of any notices of violation received by Subtenant from any third party. At the request of Sublandlord, Subtenant shall provide Sublandlord with the names and approximate amounts of the Hazardous Substances that Subtenant has used and stored on or about the Premises, as well as copies of governmental reports prepared by or on behalf of Subtenant in connection with such Hazardous Substances and other information as Sublandlord may reasonably request from time to time regarding Subtenant's use and storage of Hazardous Substances.

    IN WITNESS WHEREOF, the parties hereto have executed this Sublease.

SUBLANDLORD:
ICOS CORPORATION, a Delaware corporation
By: Name: Title:	/s/ GARY WILCOX Gary Wilcox EVP Operations
SUBTENANT:
SEATTLE GENETICS, INC., a Delaware corporation
By: Name: Title:	/s/ H. PERRY FELL H. Perry Fell President

Exhibit C

Building Costs Rent for SubLandlord's Services

Notice: These costs are an estimate of expected costs to operate the building in question, and are not all inclusive. Costs may be adjusted during the course of the sublease to accommodate expenses not shown here.

Service Description—Requiring FTE's	Average Cost per FTE/Month	Est .# FTE's Reporting	Monthly Est. Based on Ave. Cost per FTE
Safety management, disposal for and of Hazardous Wastes, Hazardous Chemicals and Radioactive materials.	$14,480	0.1	$1,448
Building management, general maintenance, support.	$14,480	0.17	$2,462

Subtotal			$3,909.60
Service Description—Based on Fee Structure	Average Cost per Month for Bldg.	Cost per Sq. Ft Based on Ave. of Bldg.	Monthly Est. Cost per FTE
Building CAM as charged by Landlord (includes landscaping, Bldg. Maint of shell)	$14,957.67	$0.167	$2,498.89
Utilities	$26,935.80	$0.3	$4,500.00
O/S Services (Custodial, Security, Pest Control)	$14,365.76	$0.16	$2,400.00
Telecommunications	$12,570.04	$0.14	$2,100.00
Insurance	$2,693.58	$0.03	$450.00
Bldg. Equipment Maintenance, Contract Service for water treatment, DI Water system, Bldg. Ventilation, etc.	$8,415.64	$0.09	$1,405.95

Subtotal	$79,938.49	$0.890	$13,354.84
Total, All Services as Covered under Exhibit C for 15,000 SQ. FT.			$17,264.44
Costs allocated per Square Foot per month		$1.151

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Building Costs Rent for SubLandlord's Services